Exhibit 99

FOR IMMEDIATE RELEASE

May 2, 2017

THE EASTERN COMPANY REPORTS FIRST QUARTER SALES INCREASE OF 9% AND EARNINGS OF $0.24 PER SHARE VS. $0.10 PER SHARE IN THE FIRST QUARTER OF 2016

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the first quarter of 2017.  Sales for the quarter were $36.0 million, compared to $33.1 million for the same period in 2016, an increase of 9%. Net income for the first quarter was $1.5 million, or $0.24 per diluted share, compared to $0.6 million, or $0.10 per diluted share in the first quarter of 2016, an increase of 134%.

Mr. Vlak, President and CEO, stated that “together, our businesses performed well in the first quarter of the year.  Several of our businesses are significantly outperforming last year.”  Mr. Vlak continued that “The Company generated $2.4 million of cash from its operations during the first quarter 2017, compared to $0.7 million in the first quarter of 2016, as a result of our continued disciplined expense and capital management.

“The Industrial Hardware segment sales were up 6% in the first quarter compared to the same period in 2016 after lagging behind prior year results during most of 2016. Segment earnings were down 19% in the first quarter compared to the same period in 2016, primarily as a result of lower sales in our higher margin businesses.  We believe that the sales decline in some of our businesses is temporary and that we are well positioned to benefit from the anticipated recovery in the heavy duty truck market.”

Mr. Vlak continued that, “In our Security Products segment, first quarter 2017 sales were 2% below the same period last year. First quarter segment earnings were down 12% compared to the first quarter 2016.”  Mr. Vlak expanded that “sales in our Greenwald Industries business suffered from delayed orders while sales at Argo Transdata continue to grow steadily, compared to the same period last year.”

Mr. Vlak also said that, “First quarter net sales in the Metal Products segment were 55% above the same period last year. The segment generated $675 thousand in earnings in the first quarter compared to a loss of $865 thousand during the same period last year.  Our Metal Products segments is benefitting from a significant rebound in sales to mining industry customers, increasing sales to industrial customers, and a lean cost structure.  We believe that an increase in natural gas prices and the completion of our customers’ restructuring will support a return to more normal sales levels to the mining industry in the near future.”

“The Company is making solid progress with the execution of its three-part strategy, including optimizing our portfolio, strengthening execution in each of our businesses, and building our balance sheet,” said August Vlak. He stated that “the acquisition of Velvac Holdings, which we announced on April 4, 2017, represents a significant step towards building a portfolio of larger, higher-growth businesses that are well-positioned in attractive markets.  We believe Velvac and several of our existing businesses will be able to benefit from our shared customer relationships and combined market strength.

The transaction is expected to be breakeven including purchase accounting expenses but before one-time transaction costs, in the current fiscal year.  The transaction is projected to be accretive to Eastern’s earnings in fiscal 2018.  At the same time, we remain committed to growing our businesses through ongoing investment in sales and engineering capabilities.”  Mr. Vlak added that “the Company is taking advantage of its strong cash flow and balance sheet by entering into a $31.0 million term loan and $10.0 million revolving credit agreement to finance the acquisition of Velvac.”

The Eastern Company is a 159-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 16 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Safe Harbor for Forward-Looking Statements

Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255

Consolidated Statement of Operations (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended

	April 1, 2017	April 2, 2016
Net Sales	$ 36,043,295	$ 33,101,657

Net Income After Tax	1,517,141	648,073

Net Income Per Share:
Basic	$ 0.24	$ 0.10
Diluted	$ 0.24	$ 0.10

Weighted average
shares outstandings:
Basic	6,256,496	6,247,760
Diluted	6,256,496	6,247,760